Exhibit 5.1

650 Town Center Drive, 20th Floor
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October 21, 2016	Hamburg	San Francisco
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Puma Biotechnology, Inc.	Madrid	Washington, D.C.
10880 Wilshire Boulevard, Suite 2150	Milan
Los Angeles, California 90024

Re:	Registration Statement on Form S-3 (No. 333-201603);

Up to 4,312,500 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Puma Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 4,312,500 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), including up to 562,500 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2015 (Registration No. 333–201603) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated January 20, 2015 (the “Base Prospectus”), a preliminary prospectus supplement dated October 18, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), the document that the Company has identified as an “issuer free writing prospectus” (as defined in Rules 433 and 405 under the Act) and dated October 19, 2016 (the “Specified IFWP”), and a prospectus supplement dated October 19, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated October 19, 2016 between Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus, the Specified IFWP or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters

October 21, 2016

without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on October 21, 2016 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP